Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Alerts Investors to Nasdaq Notification

SINGAPORE - May 18, 2017 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S” or the “Company”) today announced it has received a letter (the “Letter”) from the Nasdaq Qualifications Department indicating that the Company is not in compliance with the filing requirement under Nasdaq Marketplace Rule 5250(c)(1) due to its failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 (the “Quarterly Report”). The Letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

The Letter stated that the Company has 60 calendar days, or until July 16, 2018, to submit a plan to regain compliance. If the Company’s plan is approved by Nasdaq, the Company may be eligible for a listing exception of up to 180 calendar days from the Quarterly Report’s due date, or until November 6, 2018, to regain compliance.

The Company currently anticipates regaining compliance with the filing requirement by filing its Quarterly Report prior to July 16, 2018, and intends to submit a compliance plan to Nasdaq if it is unable to do so.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor packaging and electronic assembly solutions supporting the global automotive, consumer, communications, computing and industrial segments. As a pioneer in the semiconductor space, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions and organic development, adding advanced packaging, electronics assembly, wedge bonding and a broader range of expendable tools to its core offerings. Combined with its extensive expertise in process technology and focus on development, K&S is well positioned to help customers meet the challenges of packaging and assembling the next-generation of electronic devices (www.kns.com).

Forward Looking Statements

The foregoing reflects the Company’s current views about the timing and outcome of the filing of its quarterly report and other matters that constitute “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. These forward-looking statements are subject to the safe harbor protection provided by the federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, the ability of the Company to timely file its periodic reports, the ability of the Company to regain and maintain compliance with Nasdaq continued listing requirements, the impact on the Company’s business and the risks identified in the Company’s periodic filings under the Securities Exchange Act of 1934, as amended. Because these forward-looking statements are subject to risks and uncertainties, actual developments and results may differ materially from those express or implied by the forward-looking statements. The forward-looking statements in this filing are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations & Strategic Initiatives
P: +1-215-784-7518
F: +1-215-784-6180